UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)     February 27, 2006

Mac-Gray Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-13495	04-3361982
(Commission File Number)	(IRS Employer Identification No.)

404 Wyman Street, Suite 400
Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

(781) 487-7600

(Registrant’s Telephone Number, Including Area Code)

22 Water Street, Cambridge, Massachusetts  02141

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On February 27, 2006, the Compensation Committee of the Board of Directors of Mac-Gray Corporation (the “Company”), consisting solely of independent directors (the “Committee”),  approved the adoption of the Mac-Gray Corporation Long Term Incentive Plan (the “Incentive Plan”).  The Incentive Plan is intended to create incentives for designated executive officers and key employees of the Company and any subsidiary to allow the Company to attract and retain in its employ persons who will contribute to the future success of the Company.

The following description of certain features of the Incentive Plan is intended to be a summary only.  The summary is qualified in its entirety by the full text of the Incentive Plan furnished herewith as Exhibit 10.1 and incorporated herein by reference.

Pursuant to the Incentive Plan, eligible participants may receive incentive awards of restricted stock and stock options upon the achievement of certain performance goals.  The Committee, in its discretion, designates the Company’s executive officers and other key employees of the Company and its subsidiaries that are eligible to receive incentive awards under the Incentive Plan, as well as sets the target award (expressed as a percentage of base salary) that each participant is entitled to receive upon achievement of the performance goals.  The Committee also determines the target amount for the performance goals each year and administers and makes all decisions and exercises all rights of the Company with respect to the Incentive Plan, subject to the provisions of the Incentive Plan.

The Incentive Plan presently establishes a performance goal consisting of the Company’s earnings before interest, taxes, depreciation and amortization (EBITDA) for a fiscal year, less the Company’s interest expense and capital expenditures for such fiscal year.

For fiscal year 2006, the Committee has designated seventeen participants that are eligible for awards under the Incentive Plan and has established a target award for each participant.  The Chief Executive Officer and the two other executive officers of the Company are eligible for awards equal to the following maximum percentages of their base salary under the Incentive Plan:

Stewart G. MacDonald, Jr., Chairman and CEO	100%
Michael J. Shea, Executive Vice President and Chief Financial Officer	60%
Neil F. MacLellan, Executive Vice President and Chief Operating Officer	60%

The value of the awards, if earned, will be paid 50% in restricted stock and 50% in stock options (except for Mr. MacDonald, who has the right to receive all or any portion of the restricted stock component in cash). The value of the awards for this purpose means the Black-Scholes value in the case of stock options and in the case of restricted stock, the number of shares subject to the award multiplied by the average closing price of the stock for the ten trading days immediately preceding the award date.  All stock options awarded under the Incentive Plan will have an exercise price equal to the fair market value of the stock on the date of grant and will become exercisable over a three-year period, at the rate of 33 1/3 percent each year, subject to continued employment of the participant by the Company or a subsidiary.  All restricted stock awards under the Incentive Plan will vest over a three-year period, at the rate of 33 1/3 percent each year, subject to both continued employment of the participant by the Company or a subsidiary and the Company meeting or exceeding the performance goal established by the Committee for the applicable fiscal year.  All awards of restricted stock and stock options under the Incentive Plan will be made under the Company’s 2005 Stock Option and Incentive Plan.

The Committee may amend or terminate the Incentive Plan at any time or from time to time; provided, however, that no such amendment or termination shall, without the written consent of the participant, in any material adverse way affect the rights of a participant with respect to benefits earned prior to the date of amendment or termination.

Item 9.01 Financial Statements And Exhibits

(d) EXHIBITS

10.1 Mac-Gray Corporation Long Term Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAC-GRAY CORPORATION

Date: February 27, 2006	By:	/s/ Michael J. Shea
Name: Michael J. Shea
Title: Executive Vice President and Chief Financial Officer